Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	rakesh@blueshirtgroup.com

Cogent Systems Announces Fourth Quarter and Year End Results

South Pasadena, CA – February 28, 2006 - Cogent Systems (Nasdaq: COGT) today announced financial results for the fourth quarter and year ended December 31, 2005.

Fourth quarter 2005 revenues were $46.2 million, which is a 20% sequential increase over revenues of $38.4 million in the immediately preceding third quarter and a 46% increase over revenue of $31.8 million in the same year ago period. Net income on a GAAP basis for the fourth quarter of 2005 was $20.7 million, or $0.22 per diluted share. This compares to GAAP net income of $20.1 million, or $0.21 per diluted share, in the immediately preceding third quarter and compares to GAAP net income of $9.9 million, or $0.11 per diluted share in the same year ago period.

Cogent’s fourth quarter of 2005 GAAP results included $1.3 million of non-cash charges related to the amortization of stock-based compensation. Excluding the effects of stock-based compensation and the net tax effect, non-GAAP net income was $21.8 million, or $0.23 per diluted share. This compares to $21.2 million, or $0.22 per diluted share, in the immediately preceding third quarter and $10.0 million, or $0.11 per diluted share, in the same year ago period, excluding the effects of similar items in both periods.

“We are pleased with our performance in 2005 as we increased revenues by 82% from the prior year and non-GAAP net income by 142%,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “Results in the fourth quarter were bolstered by revenues from our core customers including the DHS, Venezuela, LA County and State of Connecticut. Over the past three years, we have won market share and built an impressive customer list. In the fourth quarter, we won contracts for new AFIS systems abroad and in multiple counties in California and received follow-on orders from customers in North America, Asia and Latin America. We believe that our AFIS solution is the most technologically advanced in the world, with clear advantages in terms of overall performance, scalability, integration and cost of ownership.”

For the year ended December 31, 2005, revenues increased 82% to $159.9 million from $87.7 million in 2004. Net income in 2005 on a GAAP basis was $65.3 million, or $0.69 per diluted share, which compares to GAAP net income of $42.6 million, or $0.56 per diluted share, for the year ended December 31, 2004. Excluding the effects of stock-based compensation and related tax effects, non-GAAP net income in 2005 was $69.8 million, or $0.74 per diluted share, compared to non-GAAP net income of $28.9 million, or $0.38 per diluted share in 2004, which excludes the effects of stock-based compensation, related tax effects and a tax benefit of $6.4 million.

“Looking forward, we are seeing major RFPs for large border control programs in Europe and multiple opportunities from the civil and commercial sectors,” commented Paul Kim, Chief Financial Officer of Cogent. “At the same time, our visibility has decreased on the timing and potential revenue recognition of some large follow-on orders to existing customers and possible new orders.”

The Company will host a conference call and live webcast at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today to discuss these results and anticipated results for fiscal year 2006. Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available two hours after the call and will run for two days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11050805. International parties should call 303-590-3000 and enter pass code 11050805.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding stock-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a leading provider of Automated Fingerprint Identification Systems, or AFIS, and other fingerprint biometric solutions to governments, law enforcement agencies and other organizations worldwide. Cogent’s AFIS solutions enable customers to capture fingerprint images electronically, encode fingerprints into searchable files and accurately compare a set of fingerprints to a database containing potentially millions of fingerprints in seconds.

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated revenue growth and growth in sales opportunities in a variety of markets, including future domestic and international growth. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-Q for the quarter ended September 30, 2005 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; and exposure to intellectual property and product liability claims. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

December 31, 2005 and 2004

(in thousands)

	Balance at 12/31/2005	Balance at 12/31/2004
ASSETS:
Cash and investments	$351,087	$223,284
Accounts receivable, net	42,804	14,761
Unbilled accounts receivable	3,257	1,308
Inventories	20,222	37,980
Property and equipment, net	33,136	8,478
Deferred income taxes	55,246	14,312
Other assets	7,513	771

Total assets	$513,265	$300,894

LIABILITIES & EQUITY:
Accounts payable and accrued liabilities	$9,495	$10,401
Deferred revenue	45,158	68,429
Total stockholders’ equity	458,612	222,064

Total liabilities & equity	$513,265	$300,894

COGENT, INC.

CONDENSED STATEMENT OF OPERATIONS

Three Months and Year Ended December 31, 2005 and 2004

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues:
Product revenues	$41,346	$28,450	$141,649	$74,698
Maintenance and services revenues	4,903	3,330	18,240	12,990

Total revenues	46,249	31,780	159,889	87,688

Cost of revenues:
Cost of product revenues	16,604	12,457	53,062	25,551
Cost of maintenance and services revenues	1,153	1,069	4,553	3,607
Amortization of deferred stock-based compensation	148	169	690	669

Total cost of revenues	17,905	13,695	58,305	29,827

Gross profit	28,344	18,085	101,584	57,861

Operating expenses:
Research and development	1,767	1,733	7,157	6,890
Selling and marketing	1,535	1,382	6,060	3,826
General and administrative	2,572	1,246	7,998	3,976
Amortization of deferred stock-based compensation	1,133	1,497	5,388	9,759

Total operating expenses	7,007	5,858	26,603	24,451

Operating income	21,337	12,227	74,981	33,410
Interest income	3,518	948	9,050	1,144
Other, net	(219)	1,237	518	1,599

Income before income taxes	24,636	14,412	84,549	36,153
Income tax provision (benefit)	3,967	4,502	19,263	(6,428)

Net income	$20,669	$9,910	$65,286	$42,581

Net income per share:
Basic	$0.22	$0.12	$0.74	$0.65
Diluted	$0.22	$0.11	$0.69	$0.56
Number of shares used in per share computations:
Basic	92,957	80,792	88,403	65,617
Diluted	96,093	91,716	94,053	75,817

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended December 31, 2005 and 2004

(in thousands, except per share data)

	Three months ended December 31, 2005	Three months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004	Three months ended September 30, 2005
Earnings for per share calculations
GAAP Net Income	$20,669	$9,910	$65,286	$42,581	$20,104
GAAP Income tax provision (benefit)	3,967	4,502	19,263	(6,428)	5,771
Amortization of deferred stock-based compensation	1,281	1,666	6,078	10,428	1,332
Tax effect (1)	(4,147)	(6,110)	(20,844)	(17,701)	(5,986)

Non-GAAP Net income	$21,770	$9,968	$69,783	$28,880	$21,221

Earnings per share
GAAP Diluted EPS	$0.22	$0.11	$0.69	$0.56	$0.21
GAAP Income tax provision (benefit)	0.04	0.05	0.21	(0.09)	0.06
Amortization of deferred stock-based compensation	0.01	0.02	0.06	0.14	0.01
Tax effect (1)	(0.04)	(0.07)	(0.22)	(0.23)	(0.06)

Non-GAAP Diluted EPS	$0.23	$0.11	$0.74	$0.38	$0.22

(1)	Tax rates as follows:

•	16% for three months ended December 31, 2005

•	38% for three months ended December 31, 2004

•	23% for year ended December 31, 2005

•	38% for year ended December 31, 2004

•	22% for three months ended September 30, 2005